EXHIBIT (h).1

                                    FORM OF
                       FUND ACCOUNTING SERVICING AGREEMENT

         THIS AGREEMENT is entered into effective as of March 1, 1999, by and between Investment Advisers, Inc., a corporation organized under the laws of the State of Delaware (hereinafter referred to as "IAI") and Firstar Mutual Fund Services, LLC, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS").

         WHEREAS, IAI provides accounting and related services to various open-end registered investment companies (the "IAI Mutual Funds") for which IAI also serves as investment adviser under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the IAI Mutual Funds are authorized to create separate series, each with its own separate investment portfolio (each a "Fund");

         WHEREAS, FMFS is in the business of providing, among other things, mutual fund accounting services to investment companies; and

         WHEREAS, IAI desires to retain FMFS to provide accounting and related services to each Fund listed on Exhibit A attached hereto, as it may be amended from time to time.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, IAI and FMFS agree as follows:

1.       APPOINTMENT OF FUND ACCOUNTANT

         IAI hereby appoints FMFS as Fund Accountant of each Fund on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.       DUTIES AND RESPONSIBILITIES OF FMFS

                  A.       Portfolio Accounting Services:

                           (1) Maintain portfolio records on a trade date+1
(trade date for the last day of a fiscal year if required by Fund auditors) basis using security trade information communicated from the investment manager.

                           (2) For each valuation date, obtain prices from a
pricing source approved by the Board of Directors of each Fund and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors of each Fund shall approve, in good faith, the method for determining the fair value for such securities. All such pricing and fair value determinations shall be made


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consistent with pricing procedures as adopted by the Board of Directors and as amended from time to time.

                           (3) Identify interest and dividend accrual balances
as of each valuation date and calculate gross earnings on investments for the accounting period.

                           (4) Determine gain/loss on security sales and
identify them as, short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

                  B.       Expense Accrual and Payment Services:

                           (1) For each valuation date, calculate the expense
accrual amounts as directed by each Fund as to methodology, rate or dollar amount.

                           (2) Record payments for Fund expenses upon receipt of
written authorization from each Fund.

                           (3) Account for Fund expenditures and maintain
expense accrual balances at the level of accounting detail, as agreed upon by FMFS and each Fund.

                           (4) Provide expense accrual and payment reporting.

                  C.       Fund Valuation and Financial Reporting Services:

                           (1) Account for Fund share purchases, sales,
exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

                           (2) Apply equalization accounting as directed by each
Fund.

                           (3) Determine net investment income (earnings) for
each Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                           (4) Maintain a general ledger and other accounts,
books, and financial records for each Fund in the form as agreed upon.

                           (5) Determine the net asset value of each Fund
according to the accounting policies and procedures set forth in each Fund's Prospectus and Statement of Additional Information.

                           (6) Calculate per share net asset value, per share
net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of each Fund.


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                           (7) Communicate, at an agreed upon time, the per
share price for each valuation date to parties as agreed upon from time to time.

                           (8) Prepare monthly reports, which document the
adequacy of accounting detail to support month-end ledger balances.

                  D.       Tax Accounting Services:

                           (1) Maintain accounting records for the investment
portfolio of each Fund to support the tax reporting required for IRS-defined regulated investment companies.

                           (2) Maintain tax lot detail for the investment
portfolio.

                           (3) Calculate taxable gain/loss on security sales
using the tax lot relief method designated by each Fund.

                           (4) Provide the necessary financial information to
support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

                  E.       Compliance Control Services:

                           (1) Support reporting to regulatory bodies and
support financial statement preparation by making each Fund's accounting records available to IAI, the Securities and Exchange Commission, and the outside auditors.

                           (2) Maintain accounting records according to the 1940
Act and regulations provided thereunder

                  F. FMFS will perform the following accounting functions on a daily basis:

                           (1) Reconcile cash and investment balances of each
Fund with the Custodian, and provide IAI with the beginning cash balance available for investment purposes;

                           (2) Update the cash availability throughout the day
as required by IAI;

                           (3) Transmit or mail a copy of the portfolio
valuation to IAI;

                           (4) Review the impact of current day's activity on a
per share basis, review changes in market value of securities, and review yields for reasonableness.

                  G.       In addition, FMFS will:


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                           (1) Prepare monthly security transactions listings;

                           (2) Supply various Fund, registered investment
company and class statistical data as requested on an ongoing basis.

3.       PRICING OF SECURITIES

         A. For each valuation date, obtain prices from a pricing source selected by FMFS but approved by a Fund's Board of Directors and apply those prices to the portfolio positions of a Fund. For those securities where market quotations are not readily available, the Fund's Board of Directors shall approve, in good faith, the method for determining the fair value for such securities. All such pricing and fair value determinations shall be made consistent with pricing procedures as adopted by the Board of Directors and as amended from time to time.

         B. If a Fund desires to provide a price, which varies from the pricing source, the Fund shall promptly notify and supply FMFS with the valuation of any such security on each valuation date. All pricing changes made by a Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

         C. Notwithstanding anything to the contrary in Section 7 below, as more fully provided in this paragraph C, FMFS shall reimburse each Fund and its shareholders for losses due to NAV Differences (as defined below) arising out of or relating to the FMFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. FMFS shall reimburse each applicable Fund for any net losses to the Fund during each NAV Error Period (as defined below) resulting from an NAV Difference that is at least $.010 per Fund share but that, as a percentage of Recalculated NAV (as defined below) of such Fund, is less than 1/2 of 1%. FMFS shall reimburse the Fund and each Fund shareholder for any net losses experienced by the Fund or any Fund shareholder, as applicable, during each NAV Error Period resulting from an NAV Difference that is at least $.010 per Fund share and that, as a percentage of Recalculated NAV of such Fund, is at least 1/2 of 1%; provided, however, that FMFS shall not be responsible for reimbursing any Fund shareholder experiencing a loss during any such NAV Error Period of less than $25. NAV Differences and any liability of FMFS therefrom are to be calculated each time a Fund's net asset value per share is calculated. For purposes of calculating FMFS's liability hereunder, gains shall offset losses within each NAV Error Period; however, net gains shall not be carried back or forward to offset losses in prior or future NAV Error Periods. For purposes of this paragraph C:

                  (i) "NAV Error Period" means any business day or series of two or more consecutive business days during which an NAV Difference exists.

                  (ii) "NAV Difference" means the difference between the Recalculated NAV and the net asset value per share at which a given purchase or redemption is effected, divided by the Recalculated NAV with respect to such purchase or redemption.


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                  (iii) "Recalculated NAV" means the net asset value per share at which a shareholder purchase or redemption should have been effected.

4.       CHANGES IN ACCOUNTING PROCEDURES

Any resolution passed by the Board of Directors of a Fund that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by the FMFS.

5.       CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

FMFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to a Fund under this Agreement. FMFS will provide IAI at least 90 days' prior written notice of any such material changes.

6.       COMPENSATION

FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. IAI agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

7.       PERFORMANCE OF SERVICE; LIMITATION OF LIABILITY

         A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except for such an error, mistake or loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

         Notwithstanding any other provision of this Agreement (other than Section 3 above), if FMFS has exercised reasonable care in the performance of its duties under this Agreement, IAI shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Fund or IAI, such duly authorized officer to be included in a list of authorized officers furnished to FMFS. This indemnification and hold harmless obligation shall not extend to any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this


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Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

         FMFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Company may sustain or incur or which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

         In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment. Representatives of IAI shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

         Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim, which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

8.       NO AGENCY RELATIONSHIP

Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

9.       RECORDS


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FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to IAI but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of each Fund and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to IAI or each Fund on and in accordance with any such request.

10.      DATA NECESSARY TO PERFORM SERVICES

Each Fund or its agent, which may be IAI or FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for a Fund, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

11.      NOTIFICATION OF ERROR

IAI or a Fund will notify FMFS of any balancing or control error caused by FMFS the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Fund; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

12.      PROPRIETARY AND CONFIDENTIAL INFORMATION

FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of IAI and the IAI Mutual Funds all records and other information relative to IAI and the IAI Mutual Funds and prior, present, or potential shareholders of the IAI Mutual Funds (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by IAI, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the IAI.

13.      TERM OF AGREEMENT

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties. If the IAI Mutual Funds terminate their agreements with IAI pursuant to which IAI has retained Firstar under this Agreement, such termination shall also serve to terminate Firstar.


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14.      NOTICES

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FMFS shall be sent to:

                  Firstar Mutual Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

and notice to IAI shall be mailed to:

                  Investment Advisers, Inc.
                  Attn: Chief Legal Officer
                  P.O. Box 357
                  Minneapolis, MN  55440-0357

15.      DUTIES IN THE EVENT OF TERMINATION

In the event that in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by IAI by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of IAI transfer to such successor all relevant books, records, correspondence and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to IAI (if such form differs from the form in which FMFS has maintained the same, IAI shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records and other data by such successor.

16.      GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

17.      YEAR 2000 COMPLIANCE

FMFS represents and warrants to IAI that the computer software, computer firmware, computer hardware (whether general or special purpose) and other similar related items of automated, computerized and/or software systems that are owned or licensed by FMFS and will be utilized by FMFS or its agents in connection with the provision of services described in this Agreement are "Year 2000 Compliant" (as defined below). As used in this Section 17 of this Agreement, the term "Year 2000 Compliant" shall mean the ability of the relevant system to provide all of the following functions:


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         (1) Process date information before, during and after January 1, 2000, including but not limited to accepting date specific input data, providing date specific output data, and performing calculations on dates or portions of dates;

         (2) Function accurately and without interruption or malfunction before, during and after January 1, 2000, without any change in operations associated with the advent of the new millennium and assuming no other defects, bugs, viruses or other problems unrelated to Year 2000 compliance issues which disrupt functionality;

         (3) Respond to two-digit, year-date input in a way that resolves the ambiguity as to century and in a disclosed, defined and predetermined manner; and

         (4) Store and provide output data of date specific information in ways that are unambiguous as to century.

Both parties recognize and acknowledge that this representation and warranty was a significant inducement for IAI to enter into this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

Investment Advisers, Inc.                FIRSTAR MUTUAL FUND SERVICES LLC


By:__________________________________    By:____________________________________


Attest:______________________________    Attest:________________________________


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EXHIBIT A - LIST OF IAI MUTUAL FUNDS AND FEE SCHEDULE


         Name of Fund                                          Effective Date
         ------------                                          --------------
         IAI INVESTMENT FUNDS I, INC.
                  IAI Bond Fund                                March 1, 1999
                  IAI Institutional Bond Fund                  March 1, 1999
         IAI INVESTMENT FUNDS II, INC.
                  IAI Growth Fund                              April 1, 1999
         IAI INVESTMENT FUNDS III, INC.
                  IAI International Fund                       March 15, 1999
         IAI INVESTMENT FUNDS IV, INC.
                  IAI Regional Fund                            April 1, 1999
         IAI INVESTMENT FUNDS VI, INC.
                  IAI Emerging Growth Fund                     April 1, 1999
                  IAI Midcap Growth Fund                       April 1, 1999
                  IAI Balanced Fund                            April 1, 1999
                  IAI Money Market Fund                        March 1, 1999
                  IAI Capital Appreciation Fund                April 1, 1999
         IAI INVESTMENT FUNDS VII, INC.
                  IAI Growth & Income Fund                     April 1, 1999
         IAI INVESTMENT FUNDS VIII, INC.
                  IAI Value Fund                               April 1, 1999
         IAI RETIREMENT FUNDS, INC.
                  IAI Regional Portfolio                       March 1, 1999
                  IAI Reserve Portfolio                        March 1, 1999
                  IAI Balanced Portfolio                       March 1, 1999

IAI shall be responsible for the following fees and expenses, which shall be billed on a monthly basis.

Annual fee based upon total IAI Mutual Funds assets:
         5 basis points on the first $500 million
         3 basis points on the next $500 million
         2 basis points on the next $500 million
         1 basis point on the balance

The minimum annual fee shall be $22,000 per Fund, which in aggregate for the IAI Mutual Funds is $330,000.

Out-of-pocket expenses, including pricing service:

                  Domestic and Canadian Equities         $.15
                  Options                                $.15
                  Corp/Gov/Agency Bonds                  $.50
                  CMO's                                  $.80
                  International Equities and Bonds       $.50
                  Municipal Bonds                        $.80
                  Money Market Instruments               $.80


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